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                                  EXHIBIT 16


                                                    July 11, 2001



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

                     Re:  Collectible Concepts Group, Inc.

     We were previously the independent accountants for Collectible Concepts Group, Inc. On July 5, 2001, we were dismissed as independent accountants of Collectible Concepts Group, Inc.

     We have read and agree with the statements of Collectible Concepts Group, Inc. (the "Company") included in Item 4 of the Company's current report on Form 8-k dated July 5, 2001, except that we have no basis to agree or disagree with the Company's statement made in the fourth paragraph.



                                         McGladrey & Pullen, LLP